Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement of our report dated March 28, 2022, relating to the consolidated financial statements of Comstock Mining Inc. and subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Assure CPA LLC

Spokane, Washington
September 27, 2022